UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)            May 31, 2011

INTERSIL CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	000-29617	59-3590018
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation		Identification No.)

1001 Murphy Ranch Road Milpitas, California		95035
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(408) 432-8888

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 31, 2011, Intersil Corporation (the “Company”) entered into a Change in Control Severance Agreement (the “Agreement”) with Andrew Cowell, its newly-appointed Sr. Vice President, Consumer Products Group. The Agreement, which is in the same form as those in effect with the Company's other executive officers, provides that in the event Mr. Cowell’s employment is terminated for certain reasons following a change in control of the Company, Mr. Cowell would be eligible to receive, subject to his execution of a release, (i) his targeted cash bonus, prorated through the date of termination, (ii) a lump sum payment equal to one hundred percent (100%) of the sum of his annual base salary (at the rate in effect at the time of termination or the time of the change in control, whichever is higher) and target annual bonus for the year of termination, (iii) continued participation in the Company’s medical plan and other welfare benefit plans (on the same terms and conditions as were in effect at the date of termination, including provisions regarding the cost of such participation to Mr. Cowell) for one year and reimbursements for any taxes incurred by them in connection with the receipt of such medical and welfare benefits, and (iv) full accelerated vesting of all of his stock options and restricted stock awards. In the case of performance-based stock awards, such awards would fully vest at a value determined at the time of the change in control. Under the Agreement, a change in control would generally occur when (i) the Company’s shareholders approve certain mergers, liquidations or a sale of substantially all of the Company’s assets, (ii) any person or entity acquires 25% or more of the  Company’s voting securities, or (iii) a majority of the Company’s directors are replaced during a three-year period. In the event that his payments under the Agreement are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, as amended, Mr. Cowell will receive a payment from the Company in the amount of such excise tax.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INTERSIL CORPORATION

Date:	June 2, 2011	By:	/s/ Thomas C. Tokos
		Name:	Thomas C. Tokos
		Title:	Sr. Vice President, General Counsel and Secretary